EXHIBIT 99.1

Contact: Charity Frantz
July 17, 2015	570-724-0225
charityf@cnbankpa.com

C&N Announces SECOND QUARTER 2015 UNAUDITED Financial RESULTS For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (C&N) announced its unaudited, consolidated financial results for the three-month and six-month periods ended June 30, 2015.

Net income in the second quarter 2015 amounted to $0.36 per basic and diluted share, up from $0.31 in the first quarter 2015 and $0.33 in the second quarter 2014. For the six months ended June 30, 2015, net income per basic and diluted share was $0.67, as compared to $0.68 for the first six months of 2014. The return on average assets for the first six months of 2015 was 1.31%, and the return on average equity was 8.66%.

Highlights related to C&N’s earnings results were as follows:

•	Net interest income was $10,010,000 in the second quarter 2015, up slightly from $9,950,000 in the first quarter 2015 and was $263,000 (2.6%) lower than the second quarter 2014 amount of $10,273,000. For the first six months of 2015, net interest income of $19,960,000 was lower by $431,000 (2.1%) as compared to the amount for the first six months of 2014. The net interest margin of 3.69% in the second quarter 2015 was down from 3.74% in the first quarter 2015 and 3.84% in the second quarter 2014, and the net interest margin of 3.71% for the first six months of 2015 was down from 3.86% in the first six months of 2014. The decrease in margin in 2015 has resulted from reductions in yields on earning assets, mainly loans and available-for-sale securities, accompanied by a smaller decrease in average rates paid on deposits and borrowed funds.

•	The provision for loan losses was $221,000 in the second quarter 2015, up from $3,000 in the first quarter 2015 and down from $446,000 in the second quarter 2014. For the first six months of 2015, the provision for loan losses totaled $224,000 as compared to $135,000 for the first six months of 2014. The increase in the provision for loan losses in the second quarter 2015 over the first quarter amount reflects an increase in loans outstanding, which resulted in an increase in the collectively determined portion of the allowance for loan losses. The higher provision for loan losses in the second quarter 2014 included an increase in the collectively determined portion of the allowance for loan losses as a result of an increased level of net charge-offs, including the effect of a charge-off related to one commercial relationship of $1,486,000 that was recorded in that quarter. The provision for loan losses in the first six months of 2015 included the impact of loan growth in the second quarter, partially offset by a slight reduction in qualitative factors used to determine a portion of the allowance for loan losses, while the provision for the first six months of 2014 included the effects of a required increase in the allowance due to higher net charge-offs experience, partially offset by the effects of a net reduction in specific allowances required on impaired loans and a reduction related to a decrease in loan balances outstanding.

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•	Noninterest revenue totaled $3,962,000 in the second quarter 2015, up from $3,487,000 in the first quarter 2015 and down slightly from $3,980,000 in the second quarter 2014. Noninterest revenue totaled $7,449,000 for the first six months of 2015, down $282,000 (3.6%) from the corresponding period in 2014. The increase in noninterest revenue in the second quarter 2015 as compared to the first quarter included the following: (1) an increase in service charges on deposit accounts of $283,000, reflecting the effects of seasonality and changes in the terms of some checking account products; (2) an increase of $114,000 in revenues from Trust and brokerage services, reflecting seasonality; and (3) an $84,000 comparative increase as the fair value of servicing rights declined $33,000 in the second quarter as compared to a decline of $117,000 in the first quarter. In comparing second quarter 2015 noninterest revenue to second quarter 2014 amounts, the most significant changes included a decrease in gains from sales of residential mortgage loans of $82,000 (30.9%) due to lower volumes of transactions and an increase of $67,000 (4.9%) in Trust and brokerage revenues. The most significant changes in components of noninterest revenue for the first six months of 2015 as compared to the corresponding period in 2014 included the following: (1) decrease of $210,000 (8.3%) in service charges on deposit accounts, primarily as a result of lower overdraft fees; (2) reduction of $202,000 as the fair value of servicing rights declined $150,000 in the first six months of 2015 as compared to an increase in fair value of $52,000 in the first six months of 2014; (3) decrease in gains from sales of residential mortgages of $86,000 (20.7%) due to lower volume; (4) increase in revenues from Trust and brokerage services of $126,000 (4.7%), reflecting an increase in assets under management; and (5) an increase in other noninterest revenues, including an increase of $48,000 in dividends from Federal Home Loan Bank of Pittsburgh stock and an increase of $25,000 in revenue from merchant services.

•	In the second quarter 2015, C&N generated gains from sales of securities totaling $932,000, and also incurred a loss from prepayment of borrowings totaling $910,000. In comparison, realized gains from available-for-sale securities totaled $74,000 in the first quarter 2015 and $103,000 in the second quarter 2014, and there were no losses from prepayment of borrowings in the first quarter 2015 or the second quarter 2014. For the six months ended June 30, 2015, realized gains from available-for-sale securities totaled $1,006,000 as compared to $134,000 in the first six months of 2014, and the loss from prepayment of borrowings was $910,000 in the first six months of 2015 with no such loss in 2014. Security gains in the most recent quarter included gains totaling $476,000 from sales of bank stocks and $456,000 from sales of mortgage-backed securities. In the most recent quarter, C&N prepaid principal of $10 million on a long-term borrowing (repurchase agreement). The rate on the borrowing that was partially prepaid was 4.265%. Management estimates the effect of selling the securities and using the proceeds to pay down on the borrowing to be an increase in net interest income of approximately $84,000 (pre-tax) over the next 12 months. After the effect of the prepayment, the remaining balance of long-term borrowings under repurchase agreements was $51 million at June 30, 2015.

•	Noninterest expenses, excluding loss on prepayment of borrowings, totaled $7,964,000, down from $8,464,000 in the first quarter 2015 and $8,347,000 in the second quarter 2014. For the first six months of 2015, noninterest expenses, excluding loss on prepayment of borrowings, totaled $16,428,000, down $443,000 (2.6%) from the first six months of 2014. The decrease in noninterest expenses in the second quarter 2015 as compared to the first quarter 2015 included: (1) a reduction in employee benefit-related expenses of $450,000, reflecting the timing of payroll taxes and other payroll-related expenses that are typically highest in the first quarter of each year and a reduction in employee health insurance due to lower claims on the partially self-insured plan, and (2) a reduction in other expenses of $176,000, including a net reduction of $87,000 as net gains from other real estate properties of $74,000 were realized in the second quarter as compared to net losses of $13,000 in the first quarter, and charitable donations were $73,000 lower in the second quarter. The reduction in noninterest expenses in the second quarter 2015 as compared to the second quarter 2014 included a reduction in employee benefit-related expenses of $218,000, primarily due to lower health insurance expense due to lower claims and a reduction in other expenses of $120,000, including a reduction in charitable donations of $85,000 attributable to the timing of donations made in each year. The reduction in noninterest expenses for the first six months of 2015 as compared to the corresponding period in 2014 included the following: (1) reduction in employee benefit-related expenses of $152,000 due to lower employee health insurance expense as a result of lower claims; (2) a reduction in salaries and wages expenses of $121,000, including a reduction in stock-based compensation for employees of $100,000 that reflects a longer vesting period associated with awards to executives; (3) a reduction in Pennsylvania shares tax expense of $112,000, mainly as a result of an increase in tax credits associated with charitable contributions; and (4) a reduction in other expenses of $85,000, including a reduction in net loan collection costs of $84,000.

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Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,255,722,000 at June 30, 2015, up from $1,251,958,000 at March 31, 2015 and down slightly from $1,256,205,000 at June 30, 2014.

•	Net loans outstanding (excluding mortgage loans held for sale) were $656,518,000 at June 30, 2015, up from $621,211,000 at March 31, 2015 and up 6.9% from $614,347,000 at June 30, 2014. In the most recent quarter, total commercial loans outstanding increased $26.5 million, including an increase in loans to political subdivisions (municipal loans) of $21.4 million, and total outstanding residential mortgage-related loans increased $9.5 million. Average total loans outstanding for the second quarter 2015 of $641,214,000 was up $16.8 million from the first quarter 2015 and $19.2 million from the second quarter 2014 amounts. Average total loans for the first six months of 2015 amounted to $632,865,000 or $4.3 million (0.7%) more than the corresponding amount for the first six months of 2014.

•	The outstanding balance of residential mortgages originated by C&N and sold to third parties, with servicing retained, totaled $151,132,000 at June 30, 2015 as compared to $151,272,000 at March 31, 2015 and $150,725,000 at December 31, 2014.

•	Total nonperforming assets as a percentage of assets was 1.26% at June 30, 2015, as compared to 1.33% at March 31, 2015 and down from 1.44% at June 30, 2014.

•	Deposits and repo sweep accounts totaled $983,255,000 at June 30, 2015, as compared to $982,474,000 at March 31, 2015 and $983,876,000 at June 30, 2014. Average total deposits of $981,152,000 in the second quarter 2015 were up $15.1 million from the first quarter 2015 and $16.6 million from the second quarter 2014 amounts. Average total deposits for the first six months of 2015 amounted to $973,631,000 or $18.7 million (2.0%) more than the corresponding amount for the first six months of 2014. Most of the growth in average deposits in the first six months of 2015 was in noninterest-bearing demand deposits (mainly checking accounts).

•	Total shareholders’ equity was $186,973,000 at June 30, 2015 as compared to $189,103,000 at March 31, 2015 and $189,173,000 at June 30, 2014. Tangible common equity as a percentage of tangible assets was 14.07% at June 30, 2015, down slightly from 14.24% a year earlier. In July 2014, C&N announced a common stock repurchase plan for the repurchase of up to 622,500 shares, or 5% of the total shares outstanding on July 16, 2014. In the second quarter 2015, 20,200 shares were repurchased for a total cost of $393,000, at an average price of $19.46 per share. Cumulatively through June 30, 2015, 384,300 shares had been repurchased for a total cost of $7,417,000, at an average price of $19.30 per share.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $833,762,000 at June 30, 2015, an increase of 1.2% from a year earlier.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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